Exhibit 3

FOR IMMEDIATE RELEASE	31 March 2014

ANNOUNCEMENT

WPP plc (“WPP”)

WPP was notified on 28 March 2014 of changes in the share ownership of Sir Martin Sorrell, an executive director of the company. On 28 March 2014, Sir Martin Sorrell gifted 1,100,000 ordinary shares in WPP to The JMCMRJ Sorrell Charitable Foundation, a charity established to provide benefits for educational institutions, cancer research and to make grants for general charitable purposes.

Following this gift, Sir Martin and his family interests are interested in or have rights in 19,010,399 shares (inclusive of the shares he is entitled to receive pursuant to the awards granted under Renewed LEAP in 2004, 2005, the UK part of the 2006 award, the 2007 award and the UK part of the award granted under LEAP in 2009, the receipt of which have been deferred). Sir Martin Sorrell’s family interests and rights represent 1.4198% of the issued share capital of WPP. In addition, The JMCMRJ Sorrell Charitable Foundation is interested in 2,105,936 ordinary shares, representing 0.1573% of the issued share capital of WPP.

Contact:

Feona McEwan, WPP	+44 (0)207 408 2204